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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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    14a-6(e)(2))
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                   AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                (Name of Registrant as Specified in Its Charter)

                            MACKENZIE PATTERSON, INC.
                               AND C. E. PATTERSON
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                           MacKenzie Patterson, Inc.,
                          1640 School Street, Suite 100
                            Moraga, California 94556

American Residential Investment Trust, Inc., a Maryland corporation (the "Company") has notified its stockholders of its annual meeting, to be held July 19, 2002, at 10:00 a.m. local time at the San Diego Marriott Hotel, La Jolla, California. According to the Company's Proxy Statement filed with the Securities and Exchange Commission on June 7, 2002 (the "Company's Proxy"), the Company's directors intend to support five proposals at the meeting. The second and third of those proposals (the "De-REIT Proposals"), if passed, will result in termination of the Company's status as a real estate investment trust ("REIT"). We at MacKenzie Patterson, Inc., a California corporation engaged in a variety of investment and real estate related business activities, including management of private investment funds ("MPI" or "we"), strongly encourage you to oppose the De-REIT Proposals, and to support the MPI proposals described below for the following reasons:

     o The De-REIT Proposals, if passed, will transform the Company from a stable, tax-free New York Stock Exchange ("NYSE") entity created and designed to produce significant dividend income for its stockholders into an untested start-up company that will likely be de-listed from NYSE. Passage of the De-REIT Proposals will eliminate any realistic opportunity for the stockholders to realize dividend income from the Company's diminishing assets, instead freeing up safely invested income producing assets for management to spend on its untested and unproven mortgage origination business (the "Pet Project").

     o Management claims that change is necessary because the Company's business model is flawed and can no longer produce adequate profits for the Company. The Company must, they say, try something new to recover. We believe it imprudent to entrust those who supervised the pursuit of a failed business model and approximately a $88,000,000 ($11 per share) reduction in the Company's market value (from the original offering price of $15 per share) with more of the stockholders' money for their Pet Project.

     o Management tells us that the Company must terminate its REIT status because the Pet Project will cause the Company to lose its qualifying characteristics. We believe that management's assertion is not necessarily true. If the Company moves the Pet Project into a taxable subsidiary, the Company can retain REIT status until the size and profitability of the Pet Project exceed specified levels. If those levels are achieved, management can re-submit the proposal to de-REIT at that time. Until that time, management should be required to continue to distribute 90% of income to stockholders rather than spend our dividends on the expensive and risky start-up venture.

We, therefore, will be filing a proxy statement with the U.S. Securities and Exchange Commission ("SEC"), pursuant to which we will be soliciting proxies to vote AGAINST the DeREIT Proposals which are numbered 2 and 3 in the Company's Proxy; and to vote in FAVOR of two proposals that we will submit at the Company's annual meeting to reduce management's entrenchment capabilities which are described below.

VOTE TO RETAIN TAX-FREE REIT STATUS

The Company's directors have offered the De-REIT proposals as a prerequisite to reinventing the Company as a mortgage originator. Management apparently believes that the stockholders will be better served by reinvesting Company income into very expensive and speculative start-up operations rather than distributing the income to stockholders. We don't agree. We believe stockholders invested in the Company because it is a REIT--an entity that produces substantial dividends on a pass-through basis (i.e. no taxation at the corporate level), with some of those dividends accorded capital gains treatment. Transformation to a typical C corporation will eliminate the tax advantages of the REIT and will eliminate the Company's obligation to distribute any of its earnings to the stockholders. If management truly believes that the stockholders will benefit from investment in a mortgage origination venture, then management should launch the venture separately and obtain separate financing for the venture. We, as stockholders, should not allow management to deploy the Company's substantial assets as venture capital financing.

We do not believe that management is promoting its new venture primarily for the benefit of the stockholders. We believe that management is seeking a method for better protecting and justifying continued employment and entrenchment of their control of the Company notwithstanding the decidedly poor performance of management to date.

VOTE TO ALLOW STOCKHOLDERS TO EVALUATE OFFERS TO PURCHASE THE COMPANY

We believe this is an appropriate time for the Board of Directors of the Company to eliminate the Company's Rights Agreement, adopted by the Board of Directors without a stockholder vote on February 2, 1999 (the "Poison Pill"). We do not share the view of the Board of Directors that our Company needs to be "protected" from a purchase offer.

The Poison Pill was designed to impede a hostile bidder from acquiring the Company. We think management is using the Poison Pill to prevent anyone, even us stockholders, from removing the managers if it were determined that new management was in the best interests of the company.

We do not believe that the future possibility of an unsolicited hostile takeover bid justifies the unilateral implementation of a Poison Pill. We believe stockholders are entitled to determine a fair price for their holdings. Many scholars agree, having concluded that poison pills shift control of a corporation from the stockholders to management, giving management a veto power over buyout offers regardless of the benefits to stockholders. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from stockholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the stockholders."

A number of studies have concluded that the companies with poison pills underperform companies without poison pills. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that "[t]he stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills. A 2001 study by researchers at Harvard and the University of Pennsylvania's Wharton School created a governance index of stockholder rights for 1,500 firms and studied the relationship between that index, which took into account whether a company has a poison pill, and firm performance from 1990 to 1999. The study found that a low score on the index--denoting stronger stockholder rights--had a significant, positive correlation with firm value.

Rights plans like the Company's have become increasingly unpopular in recent years. In 2001, a majority of stockholders at at least 19 companies, including McDermott International, Profit Recovery Group, and Southwest Gas, voted in favor of proposals asking management to redeem or obtain stockholder approval for poison pills. We believe the time has come for the Company's stockholders to do so here too.

In order to do so, however, the Board of Directors must vote to redeem the Poison Pill. Although the Poison Pill does have a stockholder redemption provision, it is essentially meaningless because it requires a super-majority vote, and management (including present or past affiliates of management) has control of over 30% of the shares. Thus, we are encouraging stockholders to vote in favor of a "request" to the Board of Directors to redeem the pill.

Given management's history of what we view as entrenchment behavior, we believe the Board of Directors will not comply with a stockholders' request. Thus, we also propose amending the Company's bylaws to make the directors more responsive to their stockholders' request by adding a director-nomination bylaw, which would require that any director nominated for reelection must have voted in favor of redeeming the Poison Pill if a majority of the stockholders requested that the Board of Directors do so within the past year. This will make the Board of Directors responsible to the stockholders.
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ADDITIONAL INFORMATION

Stockholders of the Company are urged to read the proxy statement when it becomes available because it will contain important information about the Company, MPI, our recommendations to vote against the DeREIT Proposals and in favor of our proposals and related matters. Stockholders can obtain free copies of the proxy statement when it becomes available by contacting us at 1640 School Street, Suite 100, Moraga, California 94556 (Telephone: (800) 854-8357). Stockholders will be able to obtain free copies of the proxy statement and other documents filed by MPI with the SEC in connection with our recommendations to vote against the DeREIT Proposals and in favor of our proposals at the SEC's web site at www.sec.gov.

We and our directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies of the Company's stockholders to vote in the manner requested by this letter. We and our directors, executive officers and other employees, or our or their affiliates, may have interests in the Company. Information regarding the interests of MPI and our directors, officers and other employees, or our or their affiliates, in the Company may be obtained for free by contacting us at 1640 School Street, Suite 100, Moraga, California 94556 (Telephone: (800) 854-8357). Additional information will be contained in the proxy statement that we will file with the SEC.

       Very truly yours,

       C. E. PATTERSON
       Chief Executive Officer and President
       MacKenzie Patterson, Inc.

San Diego, California
June     , 2002